Exhibit II.(1)-1

SUNDAY Communications Limited
(In Voluntary Liquidation)
(the “Company”)
acting through its liquidator Mr. Guy Eldridge,
a partner of the law firm of Conyers Dill & Pearman of
Romasco Place, Wickhams Cay 1, Road Town,
Tortola, British Virgin Islands

(1) APPOINTMENT OF TRUSTEE IN RESPECT OF
ENTITLEMENTS OF UNTRACEABLE SHAREHOLDERS
UNDER THE DISTRIBUTION MADE BY THE COMPANY
(THE RECORD DATE FOR WHICH WAS 15 DECEMBER 2006)

AND

(2) COMPLETION OF THE LIQUIDATION OF THE COMPANY

Reference is made to the shareholders' circular of SUNDAY Communications Limited dated 7 November 2006 (the “Circular”) and to the Company’s announcements dated 30 November 2006, 14 December 2006 and 20 December 2006 and published notice dated 11 January 2007 (collectively the “Announcements”). Capitalised terms and expressions used in this announcement which are not defined herein shall have the respective meanings assigned to those terms and expressions in the Circular or the Announcements, except that the “Proposed Distribution” referred to in the Circular and the Announcements has now been made and is accordingly referred to herein as the "Distribution".

APPOINTMENT OF TRUSTEE IN RESPECT OF ENTITLEMENTS OF UNTRACEABLE SHAREHOLDERS UNDER THE DISTRIBUTION MADE BY THE COMPANY (THE RECORD DATE FOR WHICH WAS 15 DECEMBER 2006)

As contemplated by the Circular, the Company announces that it has appointed HSBC Trustee (Hong Kong) Limited (the “Trustee”) to hold on trust the amount of the Distribution payable to those Shareholders who are untraceable (the “Untraceable Shareholders”). The Distribution Cheques for cash payments pursuant to the Distribution were despatched to the Independent Shareholders at or before 9:00 a.m. on 20 December 2006. Untraceable Shareholders who have yet to receive the amount of the Distribution due to them are invited to contact Computershare Hong Kong

Investor Services Limited ("Computershare") either by post at Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen's Road East, Wanchai, Hong Kong or by telephone on (852) 2862 8555 or by fax on (852) 2865 0990 as soon as possible, to request a form of application to claim their respective entitlements under the Distribution (the "Form of Application").

In order to claim their entitlements under the Distribution, Untraceable Shareholders must deliver a completed Form of Application to Computershare at the address specified above, on or before 31 July 2007.

Following verification of an Untraceable Shareholder's completed Form of Application, the Untraceable Shareholder will be sent a cheque in an amount representing his or her entitlement under the Distribution in respect of the Shares held by the Untraceable Shareholder on the record date for the Distribution, which was 4:00 pm on 15 December 2006.

Untraceable Shareholders are reminded that, as contemplated by the Circular, amounts unclaimed by 31 July 2007 will be paid to charity. Untraceable Shareholders who have not returned a duly completed Form of Application on or before that date will have no right to obtain payment under the Distribution thereafter.

For these purposes, a Shareholder is deemed to be untraceable if (i) he has no registered address or, (ii) on the last two consecutive occasions on which a distribution has been paid by the Company a cheque payable to such Shareholder either (a) has been sent to such Shareholder and has been returned undelivered or has not been cashed, or (b) has not been sent to such Shareholder because on an earlier occasion a cheque for a distribution so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or (c) the Circular has been sent to such Shareholder and has been returned undelivered. The Trustee will hold all moneys representing the amount of the Distribution which would be payable to Untraceable Shareholders, up to and including 31 July 2007. During such time, Untraceable Shareholders entitled thereto may claim such moneys by making an application to Computershare, as described above, and Computershare will then liaise with the Trustee to process the payment. After 31 July 2007, the Trustee will transfer the balance of the moneys held on trust in respect of which claims have not been made (after deduction of any expenses and costs incurred) to one or more charitable organisations and Untraceable Shareholders will have no right to obtain payment in respect of the Distribution after 31 July 2007.

(2) COMPLETION OF THE LIQUIDATION OF THE COMPANY

On 20 December 2006, the Company was delisted from the Stock Exchange. Additionally, the Company commenced voluntary liquidation proceedings and Guy Eldridge was appointed as the liquidator of the Company on 29 December 2006. The Company announces that the liquidation of the Company was completed on 30 March 2007 and there are no assets available for distribution to the Shareholders on the winding up of the Company, following the Distribution having been made and the creditors of the Company and the costs of the winding up having been paid.

Cheques despatched to Independent Shareholders on 20 December 2006 which have yet to be presented for payment

A number of cheques representing entitlements of Shareholders to the Distribution (“Distribution Cheques”), which were despatched to Independent Shareholders on 20 December 2006, have not been presented for payment. Independent Shareholders who have yet to cash their Distribution Cheques are urged to present their Distribution Cheques for payment as soon as possible. Shareholders are reminded that the Distribution Cheques will expire six months from the date of their issue, which will occur on 19 June 2007. Accordingly, Independent Shareholders must present their Distribution Cheques for payment on or before that date and the Company's bank account will be closed on 20 June 2007.

Guy Eldridge (liquidator)
for and on behalf of
SUNDAY Communications Limited  (In Voluntary Liquidation)

Dated: 30 March 2007